Prospectus Supplement	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated February 2, 2007)	Registration No. 333-140430

$1,725,000,000 1.75% Convertible Senior Notes due 2011
$1,725,000,000 1.75% Convertible Senior Notes due 2013

This prospectus supplement supplements the prospectus dated February 2, 2007 (the “prospectus”), relating to the resale by certain selling securityholders of our 1.75% Convertible Senior Notes due 2011 (the “2011 notes”) and  1.75% Convertible Senior Notes due 2013 (the “2013 notes,” and together with the 2011 notes, the “notes”) and the shares of our common stock issuable upon conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 9, 2007.

SELLING SECURITYHOLDERS

The information in the prospectus in the table under the caption “Selling Securityholders” is amended by:

•                  replacing the information included therein regarding the selling securityholders identified in the first column of the “Revised Information Regarding Selling Securityholders” table below with the information set forth in the “Revised Information Regarding Selling Securityholders” table below;

•                  adding the information in the below “Additional Selling Securityholders” table regarding certain selling securityholders; and

•                  deleting the total row of such table.

The information set forth below is based on information previously provided by or on behalf of the selling securityholders.  Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby).  Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

Unless described in the prospectus under the caption “Selling Securityholders” (as amended and supplemented hereby), based upon information previously provided by the selling securityholders, none of the selling securityholders beneficially owns in excess of 1% of our outstanding common stock.

Except as noted in the prospectus under the caption “Selling Securityholders” (as amended and supplemented hereby), based upon the information previously provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Revised Information Regarding Selling Securityholders

	Principal amount of 2011 notes beneficially	Principal amount of 2013 notes beneficially	Number of Shares of Common Stock
Name (1)	owned and offered hereby	owned and offered hereby	Beneficially Owned (2)(3)	Offered Hereby (2)
ACIG Insurance Company (6)	$880,000	$—	54,734	54,734
Anthem Insurance Company, Inc. (7)	7,260,000	—	451,556	451,556
Catholic Mutual Relief Society of America (8)	570,000	—	35,453	35,453
Catholic Mutual Relief Society Retirement Plan and Trust (9)	335,000	—	20,836	20,836
Catholic Relief Insurance Company of America (10)	550,000	—	34,209	34,209
Citigroup Global Markets, Inc. (4)(11)	6,316,000	13,480,000	1,231,268	1,231,268
Dow Employees Pension Plan (12)	5,300,000	—	329,648	329,648
Employee’s Retirement of New Orleans Sewer / Water Board (13)	720,000	—	44,782	44,782
Excellus Health Plan, Inc. (14)	6,300,000	—	391,846	391,846
Federated Rural Electricity Insurance Exchange (15)	670,000	—	41,673	41,673
Indiana Lumbermens Mutual Insurance Company (16)	740,000	—	46,026	46,026
Injured Workers Insurance Fund of Maryland (17)	1,020,000	—	63,442	63,442
Koch Industries Inc. Master Pension Trust (18)	1,300,000	—	80,857	80,857
MacKay Shields LLC (5)(19)	43,757,000	—	2,721,589	2,721,589
MAG Mutual Insurance Company (20)	720,000	—	44,782	44,782
Midwest Medical Insurance Company (21)	540,000	—	33,587	33,587
Namic Insurance Company (22)	50,000	—	3,110	3,110
Qwest Occupational Health Trust (23)	1,170,000	—	72,771	72,771
Sagicor (American Founders) Life Insurance Company (24)	440,000	—	27,367	27,367
San Francisco Employees Retirement System (25)	4,533,000	—	281,943	281,943
The Doctors Company (26)	2,580,000	—	160,470	160,470
Trinity River Insurance Company (27)	650,000	—	40,429	40,429
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited (5)(28)	4,800,000	3,622,000	523,830	523,830
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited (5)(28)	55,200,000	27,878,000	5,167,269	5,167,269
UBS O’Connor LLC F/B/O O’Connor Global Convertible Bond Master Limited (5)(28)	1,500,000	500,000	124,396	124,396
UBS Securities LLC (4)(29)	6,743,000	5,420,000	1,359,780	756,512
United National Insurance Company (30)	930,000	—	57,844	57,844
Virginia Retirement System (23)	17,715,000	—	1,101,834	1,101,834
Zazove Institutional Investment Grade Convertible Fund (31)	2,000,000	—	124,396	124,396

Additional Selling Securityholders

	Principal amount of 2011 notes beneficially	Principal amount of 2013 notes beneficially	Number of Shares of Common Stock
Name (1)	owned and offered hereby	owned and offered hereby	Beneficially Owned (2)(3)	Offered Hereby (2)
Acacia Life Insurance Company	$525,000	$—	32,654	32,654
Agamas Continuum Master Fund, Ltd.	—	2,000,000	124,396	124,396
American Community Mutual Insurance Company	205,000	—	12,751	12,751
Ameritas Life Insurance Company	1,700,000	—	105,736	105,736
Banc of America Securities LLC (4)	10,000,000	10,000,000	1,243,956	1,243,956
Bayern-Invest-Dynamic	1,200,000	—	74,637	74,637
Bayvk El Fonds	4,300,000	—	267,451	267,451
Blue Cross Blue Shield of Arizona	295,000	—	18,348	18,348
Blue Cross Blue Shield of Mississippi	320,000	—	19,903	19,903
Catholic Family Life Insurance	170,000	—	10,574	10,574
Central Security Life Insurance Company	225,000	—	13,995	13,995
Century National Insurance Company	1,650,000	—	102,626	102,626
Champions Life Insurance Company	45,000	—	2,799	2,799
Cumberland Insurance Company	295,000	—	18,348	18,348
Cumberland Mutual Fire Insurance Company	1,190,000	—	74,015	74,015
Eastern Alliance Insurance Company	125,000	—	7,775	7,775
Empyrean Capital Fund, L.P. (32)	6,450,000	7,256,000	852,483	852,483
Empyrean Capital Overseas Benefit Plan (32)	1,372,000	1,543,000	181,307	181,307
Empyrean Capital Overseas Fund, Ltd. (32)	12,178,000	13,701,000	1,609,617	1,609,617
First Mercury Insurance Company	860,000	—	53,490	53,490
Forest Global Convertible Master Fund L.P. (33)	1,610,000	—	100,138	100,138
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio (33)	47,000	—	2,923	2,923
Fort Dearborn Life Insurance Company — AAM C&S	1,100,000	—	68,418	68,418
Fort Dearborn Life Insurance Company — AAM Insured	1,800,000	—	111,956	111,956
Founders Insurance Company	265,000	—	16,482	16,482
Highbridge Convertible Arbitrage Master Fund L.P. (34)	1,837,000	23,900,000	1,600,785	1,600,785
Government of Singapore Investment Corporation Pte Ltd. (35)	55,310,000	—	7,687,521	3,440,160

	Principal amount of 2011 notes beneficially	Principal amount of 2011 notes beneficially	Number of Shares of Common Stock
Name (1)	owned and offered hereby	owned and offered hereby	Beneficially Owned (2)(3)	Offered Hereby (2)
Grange Mutual Casualty Insurance Company	390,000	—	24,257	24,257
GuideOne Mutual Insurance Company	330,000	—	20,525	20,525
GuideOne Property and Casualty Insurance Company	125,000	—	7,775	7,775
GuideOne Specialty Mutual Insurance Company	60,000	—	3,732	3,732
Hannover Life Reassurance Company of America	1,690,000	—	105,114	105,114
HFR CA Global Opportunity Master Trust (33)	515,000	—	32,032	32,032
HFR RVA Select Performance Master Trust (33)	75,000	—	4,665	4,665
Institutional Benchmarks Master Fund Ltd. (33)	304,000	—	18,908	18,908
Integrity Mutual Insurance Company	250,000	—	15,549	15,549
Jewelers Mutual Insurance Company	170,000	—	10,574	10,574
Lehman Brothers Inc. (5)(36)	4,000,000	7,000,000	684,176	684,176
Lincoln Heritage Life Insurance Company	330,000	—	20,525	20,525
LLT Limited	650,000	—	40,429	40,429
Loyal Christian Benefit Association	85,000	—	5,287	5,287
Lyxor / Forest Fund Limited (33)	2,129,000	—	132,419	132,419
Main Street America Assurance Company	1,220,000	—	75,881	75,881
Medico Insurance Company	1,260,000	—	78,369	78,369
Medico Life Insurance Company	810,000	—	50,380	50,380
NCMIC	1,600,000	—	99,516	99,516
New Era Life Insurance Company	255,000	—	15,860	15,860
NGM Insurance Company	710,000	—	44,160	44,160
Platinum Grove Contingent Capital Master Fund	3,000,000	—	186,593	186,593
Quincy Mutual Fire Insurance Company	1,140,000	—	70,905	70,905
Scor Life Re	890,000	—	55,356	55,356
Stark Master Fund Ltd. (37)	10,000,000	60,000,000	4,353,846	4,353,846
State National Insurance Company	155,000	—	9,641	9,641
Taurus	4,600,000	—	286,110	286,110
Texas International Life — Citizens Life (38)	5,000	—	311	311
Texas International Life — UTA	75,000	—	4,665	4,665
The Northwestern Mutual Life Insurance Company — General Account (5)(38)	2,000,000	8,500,000	1,208,277	653,077
The Northwestern Mutual Life Insurance Company — Group Annuity Separate Account (5)(39)	—	500,000	586,299	31,099
Western American Life Insurance Company	105,000	—	6,531	6,531

(1)             Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)             Includes shares of common stock issuable upon conversion of notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 62.1978 shares of common stock per $1,000 principal amount at maturity of the notes.  This conversion rate is subject to adjustment, however, as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in the prospectus.  As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(3)             In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(4)             The selling securityholder is a broker-dealer.

(5)             The selling securityholder is an affiliate of a broker-dealer.

(6)             This amount reflects an increase of $210,000 from the principal amount of 2011 notes previously listed for ACIG Insurance Company in the prospectus.  ACIG Insurance Company has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(7)             This amount reflects an increase of $420,000 from the principal amount of 2011 notes previously listed for Anthem Insurance Company, Inc. in the prospectus.  Anthem Insurance Company, Inc. has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(8)             This amount reflects an increase of $340,000 from the principal amount of 2011 notes previously listed for Catholic Mutual Relief Society of America in the prospectus.  Catholic Mutual Relief Society of America has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(9)             This amount reflects an increase of $210,000 from the principal amount of 2011 notes previously listed for Catholic Mutual Relief Society Retirement Plan and Trust in the prospectus.  Catholic Mutual Relief Society Retirement Plan and Trust has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(10)       This amount reflects an increase of $180,000 from the principal amount of 2011 notes previously listed for Catholic Relief Insurance Company of America in the prospectus.  Catholic Relief Insurance Company of America has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(11)       This amount reflects an increase of $5,000,000 from the principal amount of 2013 notes previously listed for Citigroup Global Markets Inc. in the prospectus.  Citigroup Global Markets Inc. was an initial purchaser of notes in the private placement offering, and an affiliate of Citigroup Global Markets Inc. is a counterparty to certain of convertible note hedge transactions and warrant transactions that we entered into on November 13, 2006 concurrently with execution of the purchaser agreement for our sale of the notes to the initial purchasers.

(12)       This amount reflects an increase of $1,200,000 from the principal amount of 2011 notes previously listed for Dow Employees Pension Plan in the prospectus.  Dow Employees Pension Plan has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(13)       This amount reflects an increase of $90,000 from the principal amount of 2011 notes previously listed for Employee’s Retirement of New Orleans Sewer / Water Board in the prospectus.  Employee’s Retirement of New Orleans Sewer / Water Board has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(14)       This amount reflects an increase of $800,000 from the principal amount of 2011 notes previously listed for Excellus Health Plan, Inc. in the prospectus.  Excellus Health Plan, Inc. has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(15)       This amount reflects an increase of $420,000 from the principal amount of 2011 notes previously listed for Federated Rural Electricity Insurance Exchange in the prospectus.  Federated Rural Electricity Insurance Exchange has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(16)       This amount reflects an increase of $60,000 from the principal amount of 2011 notes previously listed for Indiana Lumbermens Mutual Insurance Company in the prospectus.  Indiana Lumbermens Mutual Insurance Company has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(17)       This amount reflects a decrease of $305,000 from the principal amount of 2011 notes previously listed for Injured Workers Insurance Fund of Maryland in the prospectus.  Injured Workers Insurance Fund of Maryland has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(18)       This amount reflects an increase of $400,000 from the principal amount of 2011 notes previously listed for Koch Industries Inc. Master Pension Trust in the prospectus.  Koch Industries Inc. Master Pension Trust has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(19)       This amount reflects an increase of $2,670,000 from the principal amount of 2011 notes previously listed for Mackay Shields LLC (“Mackay”) in the prospectus.  Mackay has indicated that it is an indirect wholly-owned subsidiary of New York Life Insurance Company, and that Edward Silverstein, a managing director of Mackay, has authority to make voting and disposition decisions regarding the notes and common stock issuable upon the conversion of the notes held by Mackay.

(20)       This amount reflects an increase of $80,000 from the principal amount of 2011 notes previously listed for MAG Mutual Insurance Company in the prospectus.  MAG Mutual Insurance Company has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(21)       This amount reflects an increase of $30,000 from the principal amount of 2011 notes previously listed for Midwest Medical Insurance Company in the prospectus.  Midwest Medical Insurance Company has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(22)       This amount reflects an increase of $15,000 from the principal amount of 2011 notes previously listed for Namic Insurance Company in the prospectus.  Namic Insurance Company has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(23)       This amount reflects an increase in the principal amount of 2011 notes previously listed in the prospectus of (i) $310,000 for Qwest Occupational Health Trust and (ii) $110,000 for Virginia Retirement System.  Each of Qwest Occupational Health Trust and Virginia Retirement System has indicated that (i) Zazove Associates LLC is the registered investment advisor with discretionary authority with respect to $490,000 of the 2011 notes and the common stock issuable upon the conversion of such notes held by Qwest Occupational Health Trust and $7,565,000 of the 2011 notes and the common stock issuable upon the conversion of such notes held by Virginia Retirement

                           System, (ii) Oaktree Capital management LLC (“Oaktree”) is the investment manager of each such selling securityholder with respect to $680,000 of the 2011 notes and the common stock issuable upon the conversion of such notes held by Qwest Occupational Health Trust and $10,150,000 of the 2011 notes and the common stock issuable upon the conversion of such  notes held by Virginia Retirement System, (iii) Oaktree does not own any equity interest in any such selling securityholder, but Oaktree does have voting and dispositive power over the aggregate principal amount of notes and common stock issuable upon the conversion of the notes that are held by such selling securityholder for which Oaktree is the investment manager, (iv) Lawrence Keele is a principal of Oaktree and is a portfolio manager for the named selling securityholders, and (v) Oaktree is the investment manager of OCM Investments, LLC, a broker-dealer.  Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the notes and common stock issuable upon the conversion of the notes held by all such selling securityholders, except for their pecuniary interest therein.

(24)       This amount reflects an increase of $310,000 from the principal amount of 2011 notes previously listed for Sagicor (American Founders) Life Insurance Company in the prospectus.  Sagicor (American Founders) Life Insurance Company has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(25)       This amount reflects an increase of $1,210,000 from the principal amount of 2011 notes previously listed for San Francisco Employees Retirement System in the prospectus.  San Francisco Employees Retirement System has indicated that (i) Zazove Associates, LLC is the registered investment advisor with discretionary authority with respect to $3,150,000 of the 2011 notes and the common stock issuable upon the conversion of such notes held by it and (ii) Tracy Maitland exercises voting or investment power with respect to $1,383,000 of the 2011 notes and the common stock issuable upon the conversion of such notes held by it.

(26)       This amount reflects an increase of $320,000 from the principal amount of 2011 notes previously listed for The Doctors Company in the prospectus.  The Doctors Company has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(27)       This amount reflects an increase of $400,000 from the principal amount of 2011 notes previously listed for Trinity River Insurance Company in the prospectus.  Trinity River Insurance Company has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(28)       These amounts reflect an increase in the principal amount of 2013 notes previously listed in the prospectus of (i) $742,000 for UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited and (ii) $758,000 for UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited.  The amount listed above for UBS O’Connor LLC F/B/O O’Connor Global Convertible Bond Master Limited represents an increase of $500,000 in the principal amount of 2011 notes previously listed in the prospectus.  Each of UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited, UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited and UBS O’Connor LLC F/B/O O’Connor Global Convertible Bond Master Limited has indicated that they have ceded investment control to UBS O’Connor LLC, as investment manager, and that UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG.  An affiliate of UBS AG was an initial purchaser of notes in the private placement offering.

(29)       This amount reflects an increase of $1,500,000 from the principal amount of 2013 notes previously listed for UBS Securities LLC in the prospectus.  UBS Securities LLC has indicated that Roy Irwin, on behalf of UBS Securities LLC, exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by UBS Securities LLC.  Shares listed as beneficially owned in the “Revised Information Regarding Selling Securityholder” table above include 603,268 shares of our common stock that UBS Securities LLC has indicated are beneficially owned by certain of its affiliates.  UBS Securities LLC was an initial purchaser of notes in the private placement offering.

(30)       This amount reflects an increase of $280,000 from the principal amount of 2011 notes previously listed for United National Insurance Company in the prospectus.  United National Insurance Company has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(31)       This amount reflects an increase of $740,000 from the principal amount of 2011 notes previously listed for Zazove Institutional Investment Grade Convertible Fund in the prospectus.  Zazove Institutional Investment Grade Convertible Fund has indicated that Zazove Associates, LLC is its General Partner.

(32)       Each of Empyrean Capital Fund, L.P., Empyrean Capital Overseas Benefit Plan and Empyrean Capital Overseas Fund, L.P. has indicated that Tian Xue exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by it.

(33)       Each of Forest Global Convertible Master Fund L.P., Forest Multi Strategy Master Fund SPC (on behalf of its Multi Strategy Segregated Portfolio), HFR CA Global Opportunity Master Trust, HFR RVA Select Performance Master Trust, Institutional Benchmarks Master Fund Ltd. and Lyxor / Forest Fund Limited has indicated that (i) Forest Investment Management LLC exercises voting and/or dispositive power with respect to the notes and the common stock underlying the notes held by such selling securityholder, (ii) Forest Investment Management LLC is wholly owned by Forest Partners II LP, (iii) the sole general partner of Forest Investment Management LLC is Michael A. Boyd Inc., and (iv) Michael A. Boyd Inc. is controlled by Michael A. Boyd.

(34)       Highbridge Convertible Arbitrage Master Fund L.P. has indicated that Highbridge Capital Management, LLC is its trading manager and has voting control and investment discretion over the notes and common stock issuable upon conversion of the notes held by Highbridge Convertible Arbitrage Master Fund, L.P. and that Glenn Dubin and Henry Sweica control Highbridge Capital Management, LLC and have voting control and investment discretion over the notes and common stock issuable upon conversion of the notes held by Highbridge Convertible Arbitrage Master Fund L.P. Each of Highbridge Capital Management, LLC, Mr. Dubin and Mr. Sweica disclaim beneficial ownership of the notes and common stock issuable upon conversion of the notes held by Highbridge Convertible Arbitrage Master Fund L.P.

(35)       Shares listed as beneficially owned by Government of Singapore Investment Corporation Pte Ltd. in the “Additional Selling Securityholders” table above include 4,247,361 shares of our common stock such selling securityholder has indicated are beneficially owned by it.

(36)       Lehman Brothers Inc. was an initial purchaser of notes in the private placement offering.

(37)       Stark Master Fund Ltd. has indicated that Brian Stark and Michael Roth exercise voting or investment power over the notes and common stock issuable upon the conversion of notes held by it.

(38)       Texas International Life — Citizens Life has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(39)       Shares listed as beneficially owned by The Northwestern Mutual Life Insurance Company — General Account and The Northwestern Mutual Life Insurance Company — Group Annuity Separate Account in the “Additional Selling Securityholders” table above include 225,700 shares of our common stock such selling securityholders have indicated are beneficially owned by The Northwestern Mutual Life Insurance Company — General Account and 329,500 shares of our common stock such selling securityholders have indicated are beneficially owned by certain of their affiliates.  Such selling securityholders have indicated that (i) Northwestern Investment Management Company, LLC (“NIMC”), a wholly-owned company of Northwestern Mutual, is the investment adviser to Northwestern Mutual for its General Account and its Group Annuity Separate Account with respect to the notes and common stock issuable upon conversion of the notes held by such selling securityholders and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such notes and common stock issuable upon the conversion of such notes, and (ii) Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the notes and common stock issuable upon conversion of such notes and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such notes and common stock issuable upon the conversion of such notes.  However, pursuant to Rule 14d-4 under the Securities Exchange Act of 1934, as amended, the immediately preceding statement shall not be construed a an admission that Mr. Baier is, for the purposes of section 13(d) or 13(g) of such Act, the beneficial owner of any securities covered by this statement.